Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACT: Richard F. Bennett
         President and Chief Executive Officer
         (315) 287-2600

                       GOUVERNEUR BANCORP, INC. ANNOUNCES
          COMPLETION OF REVERSE/FORWARD SPLIT TRANSACTION AND QUOTATION
                             ON OTC BULLETIN BOARD

         GOUVERNEUR, NEW YORK, October 6, 2008 -- Gouverneur Bancorp, Inc. (OTCBB: GOVB) (the "Company"), today announced that it has completed its previously announced reverse 1-for-100 stock split and forward 100-for-1 stock split and that its common stock began quotation on the Over-the-Counter Bulletin Board under the symbol "GOVB."

         On October 3, 2008, the Company filed Amendments to its Charter for two amendments approved and adopted by the Company's stockholders at the special meeting held September 25, 2008. As set forth in the Amendments to the Charter, the first amendment (effecting a 1-for-100 reverse stock split) became effective at 11:58 p.m., local time, on October 3, 2008, and the second amendment (effecting a 100-for-1 forward stock split) became effective at 11:59 p.m., local time, on October 3, 2008. As a result of these successive amendments to the Company's Charter, the Company will be redeeming shares of its common stock from those shareholders who owned fewer than 100 shares of the Company's common stock on October 3, 2008. The Company is sending transmittal letters to those shareholders with instructions on how to return their stock certificates in exchange for the cash payment due to them in connection with this transaction.

         As previously announced, in connection with the split transaction, the Company intends to file a Form 15 with the SEC to voluntarily deregister its common stock under the Securities Exchange Act of 1934. Upon the filing of the Form 15, the Company's obligation to file certain reports with the SEC, including Forms 10-K, 10-Q and 8-K, will immediately be suspended. The Company expects that the deregistration of its common stock will become effective 90 days after the date of filing of the Form 15 with the SEC.

About the Company

         The Company, which is headquartered in Gouverneur, New York, is the holding company for Gouverneur Savings and Loan Association. Founded in 1892, the Bank is a federally chartered savings and loan association offering a variety of banking products and services to individuals and businesses in its primary market area in southern St. Lawrence and northern Lewis and Jefferson Counties in New York State.

Forward-Looking Statements

         This news release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on the beliefs and expectations of management as well as the assumptions made using information currently available to management. They often include words like "believe," "expect," "anticipate," "estimate," and "intend" or future or conditional verbs such as "will," "would," "should," "could" or "may." Since these statements reflect the views of management concerning future events, these statements involve risks, uncertainties and assumptions. These risks and uncertainties include, among others, the Company's ability to obtain regulatory and shareholder approval, an increase in costs for the split transaction, the effectiveness of the split transaction in reducing the number of record holders below 300, the Company's ability to complete the going private transaction in a timely manner or at all, and other factors that may be described in the Company's Schedule 13E-3 filed with the Securities and Exchange Commission, which is available at the Securities and Exchange Commission's Web site (www.sec.gov) and to which reference is hereby made. Therefore, actual future results may differ significantly from results discussed in the forward-looking statements.



                                       2